UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12

BEVERLY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2005
Dear Fellow Stockholder:
      I am writing to inform you that your Board of Directors has unanimously voted to conduct an auction process to maximize value for all of BEI’s stockholders as soon as practicable through a sale of the company. Our financial advisors, Lehman Brothers and JP Morgan, have already begun contacting potential bidders, including the members of the Whitman/ Appaloosa group.
      Your Board is proud of the dramatic operating and financial improvements we’ve achieved over the past several years, and we are confident the substantial stockholder value we have created is only beginning to be recognized by the financial markets. However, we are also mindful that the expression of interest we received from the Whitman/ Appaloosa group has caused a dramatic change in our stockholder base. Many of our new stockholders have a significantly shorter time horizon for their investments, and we recognize that the time has come to significantly accelerate the value creation process.
      We believe that your Board, which has overseen BEI’s dramatic turnaround, is best able to conduct a fair and open auction and to negotiate a transaction that will maximize value for all BEI stockholders — and do so in a careful and expeditious manner that will be least disruptive to our business. The sale process we have established is meant to ensure that any transaction we pursue will be the best one for all stockholders.
      Importantly, we want to emphasize that:

•	Your Board is committed to conducting a fair and open process that will facilitate participation by all qualified parties; and

•	The independent directors are actively overseeing the auction process.
      To ensure maximum accountability in pursuing an effective sale process, your Board has unanimously voted to hold a special meeting of stockholders six months following the upcoming April 21, 2005, annual meeting, if requested by beneficial owners of at least 20% of the company’s common stock. This will allow BEI’s stockholders to remove and replace the Board next October if they are not satisfied with the auction process.
      As we move forward in this process, we will draw on the benefits of our strong track record. Over the past several years, our stock price has more than quadrupled as we have expanded margins, increased our cash balance and reduced our debt. We finished 2004 in great shape, with significant gains in revenue and income, and with earnings ahead of our projections.
PROTECT YOUR INVESTMENT
SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY
      Your Board is strongly committed to maximizing value for all stockholders through the pursuit of a sale process, and your support is essential for us to proceed effectively. Please sign, date and return the enclosed WHITE proxy card today. Thank you for your continued support.
On behalf of the Board of the Board of Directors,
William R. Floyd
Chairman, President and Chief Executive Officer

If you have any questions or need further assistance in voting, please contact:
GEORGESON SHAREHOLDER COMMUNICATIONS INC.
Stockholders call (877) 278-4793 (toll-free in the United States and Canada)
Banks and Brokers call (212) 440-9800 (collect)
INNISFREE M&A INCORPORATED
Stockholders call (877) 825-8730 (toll-free in the United States and Canada)
Banks and Brokers call (212) 750-5833 (collect)
IMPORTANT INFORMATION
On March 15, 2005, Beverly Enterprises, Inc. (“BEI”) filed a definitive proxy statement with the Securities and Exchange Commission relating to BEI’s solicitation of proxies with respect to its 2005 annual meeting of stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. You may obtain BEI’s proxy statement, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, any amendments and supplements to the proxy statement and other relevant documents by writing to Beverly Enterprises, Inc. at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.
INFORMATION REGARDING PARTICIPANTS
Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies for BEI’s 2005 annual meeting of stockholders is contained in the definitive proxy statement filed by BEI with the Securities and Exchange Commission on March 15, 2005.
FORWARD LOOKING STATEMENTS
The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the unsolicited indication of interest in an acquisition of BEI by Appaloosa Management, LP, Franklin Mutual Advisors, LLC, Formation Capital, LLC and Northbrook NBV, LLC, and related actions taken by this group, including the nomination of candidates for election to BEI’s board of directors. These actions may impact our ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.